Exhibit 10.5

Execution Version

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into as of April 30, 2026, by and between Aura Biosciences, Inc., a Delaware corporation (the “Company”), and Matrix Capital Management Master Fund, LP (“Seller”).

WHEREAS, Seller desires to sell to the Company, and the Company desires to purchase from Seller, shares of common stock, par value $0.00001 per share (the “Common Stock”), of the Company on the terms and conditions set forth herein (the “Repurchase”);

WHEREAS, the audit committee (the “Audit Committee”) of the board of directors of the Company (the “Board”), consisting solely of independent and disinterested directors of the Board, and the disinterested members of the Board have evaluated the transactions contemplated by this Agreement pursuant to the Company’s related person transaction policy and the Audit Committee’s charter;

WHEREAS, the Board (acting upon the recommendation of the Audit Committee) has unanimously (i) determined that this Agreement and the Repurchase (as defined below), are advisable, fair to, and in the best interests of, the Company and the holders of Common Stock, and (ii) approved this Agreement, the execution and delivery by the Company of this Agreement, the performance by the Company of the covenants and agreements contained herein and the consummation of the Repurchase and the other transactions contemplated hereby and thereby upon the terms and subject to the conditions contained herein;

WHEREAS, the Board (acting upon the recommendation of the Audit Committee) has (i) determined that this Agreement and the transactions contemplated hereby, including the Repurchase and the related Registered Equity Offering (as defined below) are advisable, fair to, and in the best interests of, the Company and the holders of Common Stock, (ii) declared this Agreement and the transactions contemplated hereby and the related Registered Equity Offering advisable and (iii) approved this Agreement, the execution and delivery by the Company of this Agreement, the performance by the Company of the covenants and agreements contained herein and the consummation of the Repurchase and related Registered Equity Offering and the other transactions contemplated hereby and thereby upon the terms and subject to the conditions contained herein;

WHEREAS, the Company will conduct an underwritten offering of newly issued Common Stock (the “Newly Issued Shares”) registered with the U.S. Securities and Exchange Commission (the “Registered Equity Offering”), in part, to finance the Repurchase of the Repurchased Shares (as defined below) contemplated by this Agreement; and

WHEREAS, the Company intends to use the Allocated Net Proceeds (as defined below), and, if applicable, the Allocated Shoe Proceeds (as defined below) from the Registered Equity Offering, to fund the Repurchase.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.
Purchase and Sale of the Repurchased Shares. Upon the terms and subject to the conditions set forth in this Agreement at each closing of the Repurchase (each, a “Closing”), the Company hereby agrees to purchase from Seller, and Seller hereby agrees to sell, convey, assign and transfer to the Company, all right, title and interest in and to the Repurchased Shares purchased in such Closing, free and clear of any Liens (as defined below) and any other limitations or restrictions.
2.
Purchase Price. In consideration for the Initial Closing Repurchased Shares, at the Initial Closing, the Company shall deliver to Seller, in United States dollars, an aggregate amount (the “Initial Closing Purchase Price”) equal to (x) the number of Initial Closing Repurchased Shares, multiplied by (y) the Net Public Offering Price Per Share. In consideration for any Subsequent Closing Repurchased Shares, at each Subsequent Closing, the Company shall deliver to Seller, in United States dollars, an aggregate amount (the “Subsequent Closing Purchase Price”) equal to (x) the number of Subsequent Closing Repurchased Shares, multiplied by (y) the Net Public Offering Price Per Share. The “Net Public Offering Price Per Share” means (i) the public offering price per Newly Issued Share in the Registered Equity Offering as set forth on the cover page of the final prospectus supplement for the Registered Equity Offering, minus (ii) the amount of the underwriting discount to the underwriters in the Registered Equity Offering per Newly Issued Share.
3.
Transaction Costs and Expenses. Seller hereby agrees to bear (and to the extent requested by the Company and not netted pursuant to Section 4, promptly reimburse the Company for) underwriting commissions and discounts, all sales, use, documentary, registration, transfer, deed taxes, conveyance fees, recording charges and similar taxes, fees and charges (including, all excise taxes (including under Section 4501 of the Internal Revenue Code of 1986, as amended) imposed on or with respect to the Repurchase (as reasonably determined by the Company)) (collectively, “Transaction Costs and Expenses”). All fees and expenses of counsel, accountants, financial advisors or other professional advisors will be borne by each party and shall not be reimbursed by Seller to Company. For the purpose of clarity, the parties expect that the underwriters discount taken into account in calculating the Net Public Offering Price Per Share shall cover its obligation to reimburse for expenses in the Registered Equity Offering, except as noted above. Any applicable expenses that related to the Registered Equity Offering will be paid for by the Company.
4.
Closing(s). Each Closing shall take place remotely by the exchange of signature pages for executed documents, as promptly as practicable (but no earlier than the second Business Day (as defined below)), in each case after satisfaction or, to the extent permissible, waiver by the party or parties entitled to the benefit of the conditions set forth in Section 8 applicable to such Closing (other than conditions that by their nature are to be satisfied at such Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at such Closing), or at such other time or place as the Company and Seller may agree in writing.
(a)
At each Closing, Seller shall deliver to the Company:
(i)
materials required to be delivered to effectuate the delivery by Seller via its bank or broker or on the systems of the Transfer Agent of the applicable Repurchased Shares to the Company;

(ii)
the certificate required to be delivered pursuant to Section 8(a)(iv); and
(iii)
a duly executed IRS Form W-9 for Seller.
(b)
At each Closing, the Company shall deliver to Seller:
(i)
by wire transfer(s), to an account or accounts designated by Seller prior to such Closing (the “Seller Account”), immediately available funds in United States dollars in an aggregate amount equal to the Initial Closing Purchase Price, net of Transaction Costs and Expenses (to the extent not previously reimbursed by Seller) or Subsequent Closing Purchase Price, net of Transaction Costs and Expenses (to the extent not previously reimbursed by Seller), as applicable; and (ii) the certificate required to be delivered pursuant to Section 8(b)(iv).
5.
Subsequent Closings. In the event that prior to or after the Initial Closing, the Underwriters’ Option is exercised, in part or in full, the Company shall notify the Seller thereof and at such Subsequent Closing, purchase Subsequent Closing Repurchased Shares as further set forth herein, up to the Repurchase Limit. Each such Subsequent Closing shall be a “Closing” for all purposes of this Agreement.
6.
Representations of Seller. In connection with the transactions contemplated hereby, Seller represents and warrants to the Company as of the date hereof and covenants and agrees that:
(a)
Seller is duly organized and existing under the laws of its jurisdiction of organization.
(b)
All consents, approvals, authorizations and orders necessary for the execution and delivery by Seller of this Agreement and for the sale and delivery of the Repurchased Shares to be sold by Seller hereunder, have been obtained, and Seller has full right, power and authority to enter into this Agreement and to sell, assign, transfer and deliver the Repurchased Shares to be sold by Seller hereunder.
(c)
This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding agreement of Seller, enforceable in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles (the “Enforceability Exceptions”).
(d)
The Repurchased Shares are duly authorized and validly issued, and Seller is the sole beneficial owner of, and has good and marketable title to, the Repurchased Shares, free and clear of any Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Repurchased Shares), and Seller will transfer and deliver to the Company at such Closing valid title to the Repurchased Shares, free and clear of any Lien or any other limitation or restriction. None of the Repurchased Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Repurchased Shares.
(e)
Neither the execution, delivery and performance by Seller of this Agreement, nor the consummation by Seller of the transactions contemplated hereby or thereby will, or would reasonably be expected to (i) conflict with or result in any breach, violation or infringement of any provision of the respective articles of incorporation or bylaws (or similar governing documents) of Seller, (ii) conflict with, result in a breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien or any right of termination, amendment, cancellation or acceleration) under any contract, indenture, lease, sublease, loan agreement or other agreement to which Seller is a party or by which any of Seller’s assets are bound, (iii) violate any Applicable Law (as defined below) or (iv) result in the creation or imposition of any Lien upon the Repurchased Shares, except, in the case of clause (ii) or clause (iii), as would not reasonably be excepted to have, individually or in the aggregate, a material adverse effect on Seller’s ability to perform its obligations hereunder.
(f)
To Seller’s knowledge, there is no action, suit, proceeding or investigation pending, or threatened, against Seller which (i) questions the validity of this Agreement or the right of Seller to enter into this Agreement or (ii) may, either individually or the aggregate, have a material adverse effect on Seller’s ability to perform its obligations hereunder.
(g)
Seller acknowledges and agrees that, except as set forth in this Agreement, the Company is not making any express or implied warranties in connection with the Repurchase. Seller has such knowledge and experience in financial and business matters and in making investment decisions of this type that it is capable of evaluating the merits and risks of making its investment decision regarding the Repurchase and of making an informed investment decision. Seller has had opportunity to review the federal, state and local tax consequences of the Repurchase contemplated by this Agreement with its own tax advisors. Seller is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Seller understands that it (and not the Company) shall be responsible for its own tax liability, if any, that may arise as a result of the Repurchase.
7.
Company Representations. In connection with the transactions contemplated hereby, the Company represents and warrants as of the date hereof to Seller that:
(a)
The Company is a corporation duly organized and validly existing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.
(b)
This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.
(c)
The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby and thereby are within the Company’s corporate powers and have been duly authorized by all necessary corporate or other organizational action on the part of the Company. This Agreement has been duly executed and delivered by the Company, will be duly executed and delivered by the Company. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions. No other organizational act or proceeding on the part of the Company is necessary to authorize this Agreement to be executed, delivered and performed by the Company or the consummation of the transactions contemplated hereby and thereby.
(d)
Neither the execution, delivery and performance by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby or thereby will, or would reasonably be expected to (i) conflict with or result in any breach, violation or infringement of any provision of the respective articles of incorporation or bylaws (or similar governing documents) of the Company or (ii) violate any Applicable Law, except, in the case of clause (ii), as would not reasonably be excepted to have, individually or in the aggregate, a material adverse effect on the Company’s ability to perform its obligations hereunder.
(e)
To the Company’s knowledge, there is no action, suit, proceeding or investigation pending, or threatened, against the Company which (i) questions the validity of this Agreement or the right of the Company to enter into this Agreement or (ii) may, either individually or the aggregate, have a material adverse effect on the Company’s ability to perform its obligations hereunder.
8.
Conditions to Closings.
(a)
Conditions to Obligations of the Company. The obligations of the Company to consummate each Closing are subject to the satisfaction, or waiver by the Company, of the following conditions:
(i)
the Registered Equity Offering shall have been consummated, except, with respect to the Initial Closing, for the Underwriters’ Option;
(ii)
the representations and warranties of Seller set forth in Section 6 shall be true and correct in all material respects as of the date hereof and as of such Closing Date, as if made at and as of such date, except (A) with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, and (B) where the failure of such representations and warranties to be true and correct would not reasonably be expected, individually or in the aggregate, to materially impair Seller’s ability to perform or comply with its obligations under this Agreement or consummate the transactions contemplated hereby; provided, that the representations and warranties set forth in Section 6(c) shall be true and correct in all respects;
(iii)
the covenants and agreements of Seller to be performed on or before the applicable Closing Date in accordance with this Agreement shall have been performed in all material respects; and (iv) the Company shall have received a certificate, dated as of the applicable Closing Date and signed on behalf of Seller by an executive officer of Seller, stating that the conditions specified in Section 8(a)(ii) and Section 8(a)(iii) have been satisfied.
(b)
Conditions to Obligations of Seller. The obligations of Seller to consummate each Closing are subject to the satisfaction, or waiver by Seller, of the following conditions:
(i)
the Registered Equity Offering shall have been consummated, except, with respect to the Initial Closing, for the Underwriters’ Option;

(ii)
the representations and warranties of the Company set forth in Section 7 shall be true and correct in all material respects as of the date hereof and as of such Closing Date, as if made at and as of such date, except (A) with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, and (B) where the failure of such representations and warranties to be true and correct would not reasonably be expected, individually or in the aggregate, to materially impair the Company’s ability to perform or comply with its obligations under this Agreement or consummate the transactions contemplated hereby;
(iii)
the covenants and agreements of the Company to be performed on or before such Closing Date in accordance with this Agreement shall have been performed in all material respects; and
(iv)
Seller shall have received a certificate, dated as of such Closing Date and signed on behalf of the Company by an executive officer of the Company, stating that the conditions specified in Sections 8(b)(i)-(iii) have been satisfied.
9.
Termination. This Agreement may be terminated at any time by mutual written agreement of the Company and Seller. This Agreement shall automatically terminate and be of no further force and effect in the event that the Initial Closing has not occurred on or prior to May 15, 2026.
10.
Taxes. The Company does not expect that withholding taxes will be applicable. In the event that the Company does later reasonably conclude (in consultation with Seller) that it is applicable, notwithstanding any other provision in this Agreement, the Company and its agents and affiliates shall have the right to deduct and withhold taxes from any payments to be made to any Seller pursuant to this Agreement if, in their reasonable opinion in consultation with Seller, such withholding is required by law, and shall be provided with any necessary tax forms, and any similar information. To the extent that any of the aforementioned amounts are so withheld and paid to the applicable governmental authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the recipient of the payments in respect of which such deduction and withholding was made. To the extent that any payment pursuant to this Agreement is not reduced by any such required deduction or withholding, the Company may deduct and withhold with respect to any future payment to such person to cover such amounts. The Company and Seller agree to cooperate in good faith to reduce or eliminate any applicable withholding tax.
11.
Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via facsimile to the recipient. Such notices, demands and other communications will be sent to the address indicated below:

To Seller:

Matrix Capital Management Master Fund, LP

3 Pleasant Street, Suite 400

Portsmouth, NH 03801

Attention: Karan Takhar

Email: [***]

with a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 6th Ave

New York, NY 10019

Attention: Chris Van Buren, Esq

Email: [***]

To the Company:

Aura Biosciences, Inc.

80 Guest Street

Boston, MA 02135

Attention: Conor Kilroy, Chief Legal Officer and Secretary

E-mail: [***]

with a copy to (which shall not constitute notice):

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Danielle Lauzon, Esq. and Stephanie A. Richards, Esq.

E-mail: [***]

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

12.
Miscellaneous.
(a)
Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
(b)
Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.

(c)
Complete Agreement. This Agreement and any other agreements ancillary thereto and executed and delivered on the date hereof embody the complete agreement and understanding between the parties and supersede and preempt any prior understandings, agreements, or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
(d)
Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
(e)
Assignment; Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall bind and inure to the benefit of and be enforceable by Seller and the Company and their respective successors and permitted assigns. Any purported assignment not permitted under this paragraph shall be null and void.
(f)
No Third Party Beneficiaries or Other Rights. This Agreement is for the sole benefit of the parties and their successors and permitted assigns and nothing herein express or implied shall give or shall be construed to confer any legal or equitable rights or remedies to any person other than the parties to this Agreement and such successors and permitted assigns.
(g)
Governing Law; Jurisdiction. This Agreement and all disputes arising out of or related to this Agreement (whether in contract, tort or otherwise) will be governed by and construed in accordance with the laws of the State of New York. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. Each of the parties (i) irrevocably submits to the personal jurisdiction of any state or federal court sitting in New York, New York, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding relating to or arising out of, under or in connection with this Agreement, (ii) agrees that all claims in respect of such suit, action or proceeding, whether arising under contract, tort or otherwise, shall be brought, heard and determined exclusively in the federal court of the Southern District of New York (provided, that, in the event that subject matter jurisdiction is unavailable in that court, then all such claims shall be brought, heard and determined exclusively in any other state or federal court sitting in New York, New York), (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, and (iv) agrees not to bring any action or proceeding relating to or arising out of, under or in connection with this Agreement or the Company’s business or affairs in any other court, tribunal, forum or proceeding. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding brought in accordance with this paragraph. Each of the parties agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth herein shall be effective service of process for any action, suit or proceeding brought against it in accordance with this paragraph, provided, that nothing in the foregoing sentence shall affect the right of any party to serve legal process in any other manner permitted by law.

(h)
Mutuality of Drafting. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of the Agreement.
(i)
Remedies. The parties hereto agree and acknowledge that money damages will not be an adequate remedy for any breach of the provisions of this Agreement, that any breach of the provisions of this Agreement shall cause the other parties irreparable harm, and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance or other injunctive relief in order to enforce, or prevent any violations of, the provisions of this Agreement.
(j)
Amendment and Waiver. The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and Seller, provided that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provision of this Agreement, nor shall any waiver constitute a continuing waiver of such provision. Moreover, the failure by any party to insist upon strict performance of any of the provisions of this Agreement or to exercise any right or remedy arising out of a breach thereof shall not constitute a waiver of any other provision or any other breach of this Agreement.
(k)
Further Assurances. Each of the Company and Seller shall execute and deliver such additional documents and instruments and shall take such further action as may be necessary or appropriate to effectuate fully the provisions of this Agreement.
13.
Definitions.

“Allocated Net Proceeds” means (a) the total gross proceeds set forth on the cover of the final prospectus supplement for the Registered Equity Offering, excluding the Underwriters’ Option, minus (b) the amount of the aggregate underwriting discount in the Registered Equity Offering related to such allocation, minus (c) $200.0 million (the “Company Threshold Amount”). In no event shall the Repurchased Shares exceed 6,922,870 shares (the “Repurchase Limit”).

“Allocated Shoe Proceeds” means (a) the total gross proceeds set forth on the cover of the final prospectus supplement for the Registered Equity Offering related to the Underwriters’ Option, to the extent actually exercised by the underwriters, minus (c) the amount of the aggregate underwriting discount in the Registered Equity Offering related to such allocation; provided, however, that no such proceeds related to the Underwriters’ Option shall be deemed Allocated Shoe Proceeds if and until the Company has received net proceeds in the Registered Equity Offering equal to the Company Threshold Amount.

“Applicable Law” means, with respect to any Person (as defined below), any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority

(as defined below) that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Initial Closing Repurchased Shares” means, subject to the Repurchase Limit, the number of shares of Common Stock equal to (i) the Allocated Net Proceeds, divided by (ii) the Net Public Offering Price Per Share, which number of shares of Common Stock shall be designated in writing by the Company to Seller prior to the Initial Closing.

“Lien” means any mortgage, lien, pledge, charge, security interest, licenses, restrictions on transfer (other than restrictions on transfer arising under applicable securities laws), encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Repurchased Shares” means the Initial Closing Repurchased Shares and the Subsequent Closing Repurchased Shares.

“Subsequent Closing Repurchased Shares” means, subject to the Repurchase Limit, the number of shares of Common Stock equal to (i) the Allocated Shoe Proceeds, divided by (ii) the Net Public Offering Price Per Share, which number of shares of Common Stock shall be designated in writing by the Company to Seller prior to each Subsequent Closing.

“Underwriters’ Option” means the option granted by the Company to the underwriters in the Registered Equity Offering to purchase additional shares of Common Stock within 30 days from the date of the final prospectus supplement relating to the Registered Equity Offering, which, for clarity, may be exercised in whole or in part.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement on the date first written above.

Company:

AURA BIOSCIENCES, INC.

By: /s/ Anthony Gibney

Name: Anthony Gibney

Title: Chief Financial and Business Officer

[Company’s Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement on the date first written above.

Seller:

MATRIX CAPITAL MANAGEMENT MASTER FUND, LP

By: /s/ Karan Takhar

Name: Karan Takhar

Title: Senior Managing Director

[Company’s Signature Page to Stock Purchase Agreement]